Exhibit 10.30

KMG CHEMICALS, INC. 9555 W. Sam Houston Parkway S., Suite 600 Houston, Texas 77099

July 16, 2013

Mr. J. Neal Butler

2707 Tudor Manor

Houston, TX 77082

Re: Resignation

Dear Neal:

On behalf of the Board of Directors, I want to thank you for your nine years of dedicated service and accomplishments on behalf of KMG Chemicals, Inc. This letter agreement (this “Agreement”) sets forth the terms and conditions of your resignation from KMG Chemicals., Inc. and its subsidiaries and affiliates (collectively, the “Company”). If you accept and sign this Agreement, and do not revoke the Agreement within the time specified in Section 6 herein, the following terms and conditions will apply.

1. Resignation. We acknowledge your submitted written resignation from your position as President and Chief Executive Officer of the Company, and from all other positions you hold as an officer or director of the Company, effective as of July 10, 2013 (the “Separation Date”). No further action is or will be required for your resignation from such positions to become effective. For purposes of the Company’s Executive Severance Plan dated effective as of October 10, 2008 (the “Severance Plan”), your resignation (i) shall be deemed a termination by the Company other than for Cause or Poor Performance (as such terms are defined in the Severance Plan), and (ii) shall be deemed to be a Qualifying Termination for which you shall be entitled to the Severance Benefits under Section 4.2(a) of the Severance Plan.

2. Payments Following Separation. In addition to the payment to you of all accrued but unpaid salary through the Separation Date, provided that you execute this Agreement and do not revoke it, the Company will make the following payments to you, less applicable withholdings, pursuant to the terms herein:

a)	A severance payment of $930,860, which is an amount equal to two times your annual base salary for 2013; and

b)	The amount of $350,921.47, which is a prorated portion of your target annual short term incentive or bonus (being 80% of your base salary) for the fiscal year ending July 31, 2013, with such proration based on the number of days in which you were employed this fiscal year, divided by 365; and

c)	An amount for earned but unused vacation of $32,221.44.

The payments described in this Section 2 will be paid in a lump sum within 10 business days after this Agreement becomes irrevocable pursuant to its terms. You acknowledge that the payments described in this Section 2 are in satisfaction of any benefits for which you may be eligible under the Severance Plan and any other agreements or arrangements between you and the Company and, except as otherwise specifically provided for herein, that there are no other salary, wages, bonuses, accrued vacation/paid time off, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting continuation, or any other benefits or compensation due to you or that have not already been fully paid. Any payments provided under this Agreement will be subject to required income tax withholding or other applicable deductions, and you are responsible for the payment of all taxes due because of the payments hereunder.

3. Transition Services. You agree to be reasonably available during the first six months following the Separation Date to answer questions and assist with transition issues as reasonably requested by the Company’s Chief Executive Officer or Board of Directors, such transitional support not to exceed twenty (20) hours per month. For such transition services, the Company agrees to pay you $10,000 per month. You acknowledge that the payments for these transition services are not otherwise due to you under the Severance Plan or otherwise, and provide adequate consideration for the promises set forth herein.

4. Future Cooperation. After the Separation Date, you will reasonably cooperate with and assist the Company in its prosecution or defense of litigation, claims, and Company or governmental investigations or audits if you have relevant information or may be a witness. The Company will reimburse you for the reasonable expenses you incur due to such cooperation and assistance.

5. Stock Options and Performance Shares. Your outstanding vested and unvested stock options are set forth on Exhibit A hereto. Pursuant to the terms of the Severance Plan, your vested stock options may be exercised for a period equal to the lesser of (i) 24 months after the Separation Date or (ii) the remaining exercise period provided under the applicable option agreement. Any unvested stock options on the Separation Date shall expire on such date, and may not be exercised. Further, the Series 1 and Series 2 performance-based restricted stock awards previously granted to you shall be deemed terminated and no payment shall be made with respect to any of such awards.

6. General Release. Following the Separation Date, you will have twenty-one (21) calendar days to review (with your legal counsel if you wish), sign and return to me this Agreement. If you sign this Agreement and return it to the Company within such 21-day period, you will have an additional seven (7) calendar days from the date you executed this Agreement to revoke it. If you do not revoke this Agreement within such 7-day period, it will become binding, enforceable and irrevocable on the day after that revocation period expires. Pursuant to the Severance Plan, if you do not return this Agreement to the Company within 30 days following the Separation Date, your rights to Severance Benefits under the Severance Plan will be forfeited.

7. Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Separation Date

8. Confidentiality and Non-Competition Covenants. You acknowledge and agree that the confidentiality and non-competition covenants set forth in Section 9 of your Employment Agreement with the Company dated as of March 8, 2004 shall remain in full force and effect, notwithstanding that your Employment Agreement shall otherwise be deemed to have terminated on the date hereof. You further agree that you will not make any disparaging or derogatory remarks (whether oral or written) about the Company or its officers, directors or employees, and the Company agrees that its officers, directors and employees will not make any disparaging or derogatory remarks about you

9. Company Disclosures Relating to this Agreement. As you know, the Company is a publicly-traded company and may be required by law to publicly disclose the signing of this Agreement and some or all of its terms. You agree that the Company may make such disclosures to the extent that the Company, in its sole discretion, deems necessary or appropriate to comply with the laws and regulations within or outside of the United States that apply to publicly-traded companies. The Company will timely inform you of any such disclosures. You agree to cooperate with the Company in reporting that information to the appropriate authorities and in appropriate filings.

10. Release of all Claims. In consideration for the payments from the Company stated above, you voluntarily and knowingly waive, release, and discharge the Company, its parent, predecessor, successor, subsidiary, and affiliate companies, and all of their employees, officers, directors, owners, agents and assigns from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which you may have or claim to have against any of them as a result of your employment and/or resignation from employment and/or as a result of any other matter arising through the date of your signature on this Agreement. You agree not to file a lawsuit to assert any such released claims and you agree not to accept any monetary damages or other personal relief (including legal or equitable relief) in connection with any administrative claim or lawsuit filed by any person or entity with respect to such released claims.

This waiver, release and discharge includes, but is not limited to: (a) claims arising under federal, state, or local laws regarding employment or prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the National Labor Relations Act, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act (FMLA), Chapters 21, 61 and 451 of the Texas Labor Code, the Sarbanes Oxley Act of 2002, the Comprehensive Omnibus Budget Reconciliation act of 1985 (COBRA), and the Worker Adjustment and Retraining Notification (WARN) Act, (b) claims for breach of oral or written express or implied contract or promissory estoppel or quantum meruit, (c) claims for personal injury, harm, or other damages (whether intentional or unintentional and whether occurring on the job or not, including, without limitation, negligence, defamation, misrepresentation, fraud, intentional infliction of emotional distress, assault, battery, invasion of privacy, and other such claims), (d) claims growing out of any legal restrictions on the Company’s right to terminate its employees including any claims based on any violation of public policy or retaliation for filing a workers’ compensation claim, (e) claims for workers compensation, wages or any other compensation other than any pending workers’ compensation benefits claim, or (f) claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act.

Nothing in this Section 10 shall be construed to restrict or prevent you from filing a charge or claim with the Equal Employment Opportunity Commission (“EEOC”) or any other state or federal administrative agency or from participating in an investigation conducted by such administrative agency. However, you understand and recognize that even if a charge is filed by you or on your behalf with an administrative agency, you will not be entitled to any damages relating to any event which occurred prior to your execution of this Agreement.

11. Release of Age Discrimination Claims. In addition, you acknowledge that this Agreement is written in a manner calculated to be understood by you and that you in fact understand the terms, conditions and effect of this Agreement. This Agreement refers to rights or claims arising under the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act. This Agreement does not impose any condition precedent, any penalty, or any other limitation adversely affecting your right to file a charge or complaint, including a challenge to the validity of this Agreement, with the EEOC, or to participate in any investigation or proceeding conducted by the EEOC.

You further agree and acknowledge the following:

a) you do not waive rights or claims that may arise after the date this Agreement is executed;

b) you waive rights or claims only in exchange for consideration in addition to anything of value to which you are already entitled;

c) you are hereby advised in writing to consult with an attorney prior to executing this Agreement;

d) you acknowledge that you had reasonable and sufficient time to consult with an attorney prior to executing this Agreement, and have either done so or have freely chosen not to do so;

e) you have twenty-one (21) days in which to consider this Agreement before accepting, but need not take that long if you does not wish to (and you acknowledge that any decision to sign this Agreement and the attached waiver prior to the expiration of the 21-day period was knowing and voluntary and not because of Company’s fraud, misrepresentation or a threat to withdraw or alter the offer);

f) this Agreement allows a period of seven (7) days following execution of the Agreement in which you may revoke this Agreement;

g) this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired; and,

h) you fully understand all of the terms of this waiver agreement and knowingly and voluntarily enter into this Agreement.

You have been given this Agreement to consider on July 16, 2013 and any notice of acceptance or revocation should be made by you by hand delivery, mail, fax or email to Roger Jackson, General Counsel, KMG Chemicals, Inc., 9555 West Sam Houston Parkway South, Suite 600, Houston, TX 77009, Fax: (713) 600-3850, rjackson@kmgchemicals.com. Nothing in Section 11 above shall be construed to restrict or prevent you from filing a charge or complaint, including a challenge to the validity of this Agreement, with the EEOC or from participating in an investigation or proceeding conducted by the EEOC. However, you understand and recognize that even if a charge is filed by you or on your behalf with an administrative agency, you will not be entitled to any damages relating to any event which occurred prior to your execution of this Agreement.

12. No Admission. You understand this Agreement is not and shall not be deemed or construed to be an admission by Company of any wrongdoing of any kind or of any breach of any contract, law, obligation, policy, or procedure of any kind or nature.

13. Entire Agreement. The parties hereto agree that this Agreement contains the entire agreement and understanding of the parties with respect to your resignation from the Company and that there are no promises or terms of the agreement between the parties other than those expressly written in this Agreement.

14. Binding Effect. This Agreement shall be binding on the parties hereto and their respective successors, heirs, beneficiaries, permitted assigns, subsidiaries and affiliates.

15. Assignment. This Agreement is personal to you and is not assignable by you. The Company may assign its rights hereunder to (a) any other corporation resulting from any merger, consolidation or other reorganization to which the Company is a party; (b) any other corporation, partnership, association or other Person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time; or (c) any subsidiary, parent or other affiliate of the Company.

16. Representations; Modifications; Severability. You acknowledge that you have not relied upon any representations or statements, written or oral, not set forth in this Agreement. This Agreement cannot be modified except in writing and signed by both parties. If any part of this Agreement is found to be unenforceable by a court of competent jurisdiction, then such unenforceable portion will be severed from and shall have no effect upon the remaining portions of the Agreement.

17. Controlling Law; Venue. This Agreement shall be governed by and construed in accordance with the law of the State of Texas, without regard to its conflicts of laws principles. For any action between the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Harris County, Texas.

18. Counterparts. This Agreement may be executed in one or more counterparts, which shall, collectively and separately, constitute one agreement.

[Remainder of page intentionally left blank; signature page follows]

Neal, if you agree with the terms and conditions set forth above, please sign two copies of this Agreement in the space provided below and return one signed original to me for our files. Please maintain the second copy for your own records.

Sincerely,

KMG Chemicals, Inc.

By:	/s/ Christopher Fraser
Christopher Fraser, Chairman of the Board

I have read, and understand, and voluntarily agree to enter into, the Agreement set forth above.

/s/ J. Neal Butler
J. Neal Butler

Exhibit A

Status of Outstanding Stock Options as of July 10, 2013

Vested Stock Options (which may be exercised for a period of two years from the Separation Date):

Vesting Date	No. of Options	Exercise Price	Vested/ Unexercised	Expiration Date
3/8/2011	3,000	$4.37	3,000	3/8/2021
3/8/2012	15,000	$4.37	15,000	3/8/2022
3/8/2013	15,000	$4.37	15,000	3/8/2023
Total	33,000		33,000

Unvested Stock Options (which terminate immediately and may not be exercised):

Vesting Date	No. of Options	Exercise Price	Unvested/	Expiration Date
3/8/2014	15,000	$4.37	15,000	3/8/2024

Series 1 and Series 2 Performance Based Restricted Stock Awards:

All such awards terminate immediately, and no payment shall be made with respect thereto.

Exhibit A

ELECTION TO EXECUTE PRIOR TO EXPIRATION

OF TWENTY-ONE DAY PERIOD

I, J. Neal Butler, understand that I have at least twenty-one (21) days to consider and execute this Agreement. After having the opportunity to consult with counsel, however, I have freely and voluntarily elected to execute this Agreement prior to expiration of the twenty-one (21) day period.

July 16, 2013	/s/ J. Neal Butler
Date	J. Neal Butler

Exhibit B